Exhibit 10.56

EXECUTION DRAFT

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 1st day of January, 2012 (the “Effective Date”), by and between The Princeton Review, Inc. (with its successors and assigns, the “Company”), a Delaware corporation, and Frank F. Britt (the “Executive”).

WHEREAS, the Company desires to retain the services and employment of the Executive and the Executive wishes to become employed by the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement for the employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. Effective Date and Term. This Agreement shall become effective, and Executive’s employment under this Agreement will begin, on the Effective Date. The Executive shall be employed hereunder for the period starting on the Effective Date and continuing until the Termination Date, as that term is defined in Section 7(a)(v) below (such period of employment shall be referred to as the “Term”).

2. Employment.

(a) The Executive will be employed as the Chief Executive Officer of Penn Foster, Inc. (“Penn Foster”), the Company’s wholly-owned subsidiary, or in such other position(s) as may be mutually agreed upon by the parties. The Executive will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by the Company’s Chief Executive Officer (the “CEO”) or, in the discretion of the Board of Directors of the Company (the “Board”), the Board. The Executive shall report directly to the CEO (or the Board, as the case may be) (the “Reporting Structure”). The Executive understands and agrees that the principal business locations at which he will perform his duties and responsibilities hereunder are Scranton, Pennsylvania and Boston, Massachusetts. The Company acknowledges that the Executive shall not be required to relocate to either of these business locations in performing his duties and responsibilities under this Agreement.

(b) The Executive will devote his full working time, attention and skill to the performance of his duties and responsibilities as an executive employee of the Company (“Employment Obligations”) in a professional manner, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Company, engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create an actual or perceived conflict of interest with respect to the Executive’s obligations as an employee of the Company. Subject to the foregoing but specifically acknowledging that this Agreement constitutes the requisite written approval, the Executive may devote up to four (4) business days per month on business activities unrelated to his Employment Obligations.

3. Compensation. For so long as the Executive is employed by the Company under this Agreement, the Executive shall be paid the following compensation:

(a) Base Salary. The Executive’s initial base salary will be $375,000 per annum (such base salary, as may be adjusted from time to time in accordance with this Section, the “Base Salary”), from which shall be deducted all required or authorized payroll deductions, including state and federal withholdings. The Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives generally. The Base Salary will be reviewed, and may be adjusted, at least annually in a manner designated by the Company.

(b) Bonus. The Executive will be eligible for an annual bonus for each calendar year of his employment targeted at 100% of his Base Salary (the “Target Bonus”) based on the attainment of performance metrics established and revised annually by the Board or the Compensation Committee thereof (collectively, the “Board”). For calendar year 2012, and thereafter at the discretion of the Board, the Executive shall be eligible to receive, in addition to the Target Bonus, a bonus of up to a percentage of his Base Salary (to be determined by the Board), based upon the Penn Foster business, and/or such other business(es) as designated by the Board, achieving annual operating and/or financial results (to be determined by the Board) in excess of established financial targets for the applicable calendar year (the “Performance Target Additional Bonus”). Notwithstanding the foregoing, for calendar year 2012, the Executive shall receive a guaranteed minimum bonus payment in the aggregate amount of $150,000 (the “Guaranteed Bonus”). The Guaranteed Bonus will be paid pro rata on or after the last day of each calendar month in 2012 in the amount of $12,500 per month, subject to the Executive’s continued employment with the Company through each monthly payment date. The Executive understands and agrees that any payment for performance in 2012 of the Target Bonus and the Performance Target Additional Bonus, if any, shall be reduced by the value of the Guaranteed Bonus.

The Company, in its sole discretion, shall establish the eligibility criteria for such Target Bonus and Performance Target Additional Bonus, which may include Company financial projections and management goals specific to the Executive. Each bonus earned by the Executive shall be paid to the Executive in cash, less all required or authorized tax and other withholdings, not later than 2 1/2 months following the end of the calendar year in which the bonus was earned.

(c) Stock-Based and Other Long-Term Incentive Compensation.

(i) During the Term, the Executive will be eligible to be considered by the Compensation Committee for grants or awards of stock options or other stock-based compensation under the Company’s 2000 Stock Incentive Plan, as amended and restated on March 24, 2003 and as may hereafter be amended or similar plans as in effect from time to time (each, a “Plan”). All grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by the Company’s then-standard form of stock option, restricted stock or other applicable agreement.

(ii) On or prior to June 30, 2012, the Company will award the Executive a long-term incentive package (“Incentive Package”), consisting of one of the three Incentive Packages denoted as (A), (B) and (C) below. The Board shall have sole and absolute discretion to determine which Incentive Package to offer to the Executive and shall award only one such package.

(A) Stock Option Grant. To the extent that the Company’s capitalization structure comprises only shares of common stock, the Company shall grant the Executive an option to purchase a number of shares of the Company’s common stock, par value $0.01 per share (the “Stock Option”), in an amount equal to four percent (4%) of the Company’s total shares of common stock issued and outstanding as of the grant date of such award (the “Stock Option Award”). Further, the Executive shall be eligible to receive an additional award of Stock Options (“Supplemental Stock Option Award”) in an amount up to .5% of the Company’s total shares of common stock issued and outstanding as of the grant date of such Supplemental Stock Option

Award, such amount to be determined in the sole and absolute discretion of the Board based upon the Penn Foster business achieving certain Board-established profitability, student enrollment or other operational or financial targets for calendar year 2012. The Supplemental Stock Option Award shall be granted on or after January 1, 2013 (i.e., upon the Board’s determination of whether the applicable targets have been achieved to warrant the granting of the Supplemental Stock Option Award).

The per share exercise price to purchase each share of Company common stock underlying the Stock Option Award and Supplemental Stock Option Award, if any, shall be the fair market value of a share of Company common stock on the date of the grant, as determined under the terms of the Plan, and applicable stock option agreement. The stock options underlying the Stock Option Award and Supplemental Stock Option Award, if any, shall vest in equal quarterly increments over a four-year period, beginning as of the Effective Date.

Notwithstanding any provision of a Plan, stock option agreement or other stock option plan to the contrary, if the Executive is employed by the Company upon the occurrence of an Acquisition (as the term “Acquisition” is defined immediately below), the unvested portion of the stock options held by the Executive on the date of an Acquisition shall vest and become immediately exercisable.

(B) Executive Cash Incentive. Should the Board elect not to offer to the Executive the long-term incentives described in Sections 3(c)(ii)(A) or 3(c)(ii)(C), then the Company shall grant the Executive a cash incentive award (the “Executive Cash Incentive”) equal in value to up to four percent (4%) (the “Cash Incentive Percentage”) of the “appreciation in value” of the Company, as determined by the Board, upon an acquisition (a) as described in Section 6(a) of this Agreement; or (b) of all or substantially all of the assets of Penn Foster (each of the immediately preceding matters (a) and (b) constitutes an “Acquisition”). For purposes of this Section 3(c)(ii)(B), the term “appreciation in value” means the positive difference in value, if any, between the value of the Company on the closing date of an Acquisition, as reasonably determined in the sole and absolute discretion of the Board, and the value of the Company on the date that the Company grants the Executive Cash Incentive to the Executive, also as determined in the sole and absolute discretion of the Board.

The Cash Incentive Percentage shall be a maximum amount of four percent (4%), which the Executive will “earn” or “vest” in equal quarterly increments over a four-year period, beginning as of the Effective Date. For illustrative purposes only, as of January 1, 2013 (one year following the Effective Date), the vested portion of his Cash Incentive Percentage will be 1% of the “appreciation in value”, and as of July 1, 2014 (two and one-half years following the Effective Date), the vested portion of his Cash Incentive Percentage will be 2.5% of the “appreciation in value”, provided the Executive is and has remained continuously employed at the Company through those dates. Should an Acquisition occur prior to the Cash Incentive Percentage becoming fully earned (i.e., having achieved 4%), the Cash Incentive Percentage shall be vested or earned in full on the Acquisition closing date, and be equal to 4% of the “appreciation in value”, provided that the Executive is and has remained continuously employed by the Company through the Acquisition closing date. In the event that the Executive has ceased to be an employee of the Company as of the closing date of an Acquisition, he shall nonetheless be entitled to receive the Executive Cash Incentive, provided, however, that the Cash Incentive Percentage shall be equal to the amount that has been vested as of the Executive’s employment termination date; and provided further that on or after the first anniversary of the Executive’s termination date (“Termination First Anniversary”), the Board in its sole and absolute discretion may reduce the Cash Incentive Percentage to account for Company issuances of stock and/or capital financing or related transactions that occur on or after the Termination First Anniversary. Any Executive Cash Incentive earned will be paid to the Employee within ninety (90) days following the Acquisition closing date.

(C) Other Long-Term Incentive Award. Should the Board elect not to offer the Executive the long-term incentives described in Sections 3(c)(ii)(A) or 3(c)(ii)(B), then the Company shall grant the Executive a long-term incentive award, to be mutually agreed by the Executive and the Board, similar in economic value to the long-term incentive awards described in Sections 3(c)(ii)(A) and 3(c)(ii)(B) (the “Alternative Long-Term Incentive”). The vesting period, if any, associated with the Alternative Long-Term Incentive will commence as of the Effective Date.

(iii) Minimum Incentive Guarantee. In addition to and in connection with (but not conditioned upon) the granting of either the Stock Option Award and Supplemental Stock Option Award (if any), the Executive Cash Incentive or the Alternative Long-Term Incentive, the Executive shall be granted as of the Effective Date a minimum incentive guarantee of up to $1,500,000 (the “Minimum Incentive Guarantee”). The Minimum Incentive Guarantee shall be vested in equal monthly increments of $125,000 per month as of the first day of the twelve (12) month period commencing with January 1, 2012.

(A) Payment Methodology. The Minimum Incentive Guarantee shall be payable to the Executive in the following manner. Upon the closing date of an Acquisition, the Company will calculate, as applicable, (i) the aggregate market value of the Company common stock underlying the Executive’s Stock Option Award and Supplemental Stock Option Award (if any), less the Executive’s aggregate cost to exercise the options and acquire such underlying common stock (the “Net Stock Value”); (ii) the value of the Executive Cash Incentive (the “ECI Value”); or (iii) the value of the Alternative Long-Term Incentive (“LTI Value”). If the Net Stock Value , ECI Value or LTI Value, as applicable (the “Applicable Executive LTI”), is less than the value of the Minimum Incentive Guarantee that has been earned as of the Acquisition date (the “MIG Value”), the Company shall pay the Executive a Minimum Incentive Guarantee amount equal to the MIG Value less the Applicable Executive LTI. If, however, the Applicable Executive LTI is greater than the MIG Value, the Company shall make no Minimum Incentive Guarantee payment to the Executive. The payment contemplated herein shall be paid in a single lump sum on the closing date of the Acquisition, subject to the other provisions of this Section 3(c)(iii).

(B) Continuous Employment Requirement. Except as provided in Section 3(c)(iii)(C) immediately below, the Executive shall be eligible to receive the Minimum Incentive Guarantee only if the Executive is and has remained continuously employed through the date on which the Minimum Incentive Guarantee is paid.

(C) Termination-Related Payment. Notwithstanding the terms of Section 3(c)(iii)(B) immediately above, in the event that on or after January 1, 2013, the Company terminates the Executive’s employment without Cause (as the term “Cause” is defined in Section 7(a)(i), below) or the Executive terminates his employment for Good Reason (as the term “Good Reason” is defined in Section 7(a)(iii), below), in either case prior to the occurrence of an Acquisition, then the Minimum Incentive Guarantee shall be paid in the following manner:

(i) Subject to Section 3(c)(iii)(C)(iii), below, twenty-five percent (25%) of the Minimum Incentive Guarantee (i.e. $375,000) will be payable to the Executive in equal monthly payments of $62,500 on the last day of each month during the six-month period immediately following the Executive’s employment termination date (the “Initial MIG Payment”);

(ii) Subject to Section 3(c)(iii)(C)(iii), below, in the event that an Acquisition occurs on or after the twelve (12) month anniversary of the Executive’s termination date, the Company will pay the Executive in a single lump on the Acquisition closing date either (a) twenty-five percent (25%) of the Minimum Incentive Guarantee (i.e., $375,000) if the Applicable Executive LTI is less than $1; (b) a Minimum Incentive Guarantee payment equal to $375,000 less the Applicable Executive LTI, if the Applicable Executive LTI is equal to or greater than $1 and less than $375,000; or (c) no payment hereunder if the Applicable Executive LTI is equal to or greater than $375,000; and

(iii) If an Acquisition occurs on or before the twelve (12) month anniversary of the Executive’s termination date, then in lieu of making the payment described in Section 3(c)(iii)(C)(ii) above, the Company will pay the Executive in a single lump sum on the Acquisition closing date either (a) an amount equal to the Minimum Incentive Guarantee less the Initial MIG Payment, if the Applicable Executive LTI is less than $1; (b) a Minimum Incentive Guarantee payment equal to $1,500,000 less the sum of the Initial MIG Payment and the Applicable Executive LTI, if the Applicable Executive LTI is equal to or greater than $1 and less than $1,125,000; or (c) no payment hereunder if the Applicable Executive LTI is equal to or greater than $1,125,000. Further, if the Applicable Executive LTI is greater than $1,125,000, then the Initial MIG Payment shall be reduced on a dollar-for-dollar basis for each dollar by which the Applicable Executive LTI exceeds $1,125,000, and provided further the Executive shall be required to refund the Initial MIG, or such portions thereof already paid to the Executive, if and to the extent necessary to satisfy the foregoing requirement.

(D) Nature and Timing of Payments. The payments contemplated herein are intended to be excepted from the requirements of Internal Revenue Code (“Code”) Section 409A as a short-term deferral and shall be paid as set forth herein. In no event shall the payments be made later than March 15 of the year following the year in which the payment obligation arises.

4. Employee Benefits. The Executive will be eligible to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave in accordance with the terms of such plans, practices and programs as in effect from time to time.

(a) Executive Benefits. The Executive will also be entitled to participate in executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company generally. Unless otherwise determined by the Compensation Committee, the Executive’s participation in such plans will be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans will be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

5. Reimbursements and Other Benefits.

(a) Expenses generally. The Company will pay all reasonable and properly documented expenses incurred by the Executive in furtherance of the Company’s business in accordance with applicable Company policies and procedures (“Expenses”).

(b) Vacation. The Executive may take 22 days of paid time off during each year (or such larger number as provided by Company policy) at such times as shall be consistent with the Company’s vacation policies and, in the CEO’s judgment, consistent with the needs of the Company.

(c) Directors and Officers Insurance. The Executive shall be added to the Company’s existing directors and officers insurance policies and the Executive shall be covered under such policies, as in effect from time to time.

6. Effect of Change In Control.

(a) For purposes of this Section 6, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in excess of 50% of either the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of more than 50% of the Outstanding Company Common Stock directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (2) any acquisition of more than 50% of the Outstanding Company Common Stock by the Company; (3) any acquisition of more than 50% of the Outstanding Company Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person or Persons in the aggregate who, prior to such acquisition, already owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or

(ii) such time as the majority of the members of the Board (or, if applicable, the board of directors of a successor corporation to the Company) is replaced during any 12-month period (commencing no earlier than the date of this Agreement) by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) on or after January 1, 2013, and except with respect to a sale of the Company’s Higher Education Readiness division, the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the

Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than in a bankruptcy proceeding, provided that the liquidation or dissolution otherwise meets the requirements of one of the events described in Sections 6(a)(i), (ii) or (iii) above.

In all respects, the definition of “Change in Control” shall be interpreted to comply with Code Section 409A, and any successor statute, regulation and guidance thereto.

(b) Notwithstanding any provision of the Company’s 2000 Stock Incentive Plan, any stock option agreement or restricted stock or other stock award agreement, or any other Plan to the contrary, if the Executive is employed by the Company upon the occurrence of a Change in Control, immediately prior to such Change in Control the unvested portion of the stock options held by the Executive on the date of the Change in Control shall vest and become immediately exercisable, and all restrictions shall lapse on any restricted stock or similar awards held by the Executive at such time which were not otherwise vested as of the date of the Change in Control.

7. Termination. The Executive’s employment hereunder may be terminated as set forth in this Section 7.

(a) Definitions.

(i) Cause. For purposes of this Agreement, “Cause” means a good faith finding by the Board that:

(A) the Executive failed to substantially perform his duties and obligations to the Company (other than a failure resulting from the Executive’s incapacity because of a Disability, as defined in Section 7(a)(ii)), including but not limited to one or more acts of gross negligence or insubordination or a material breach of the Company’s policies and procedures (other than such policies set forth in Section 7(a)(i)(B) below); provided, however, that the overall financial performance of Penn Foster or the Company, as the case may be, may not be construed to be, in and of itself, a performance metric for the Executive for these purpose; and, further provided, that in all cases the Executive must be (i) provided written notice of the assumed basis for Cause by the Board, (ii) provided an opportunity to address the Board with counsel present on the matter, and (iii) given at least ten (10) business days to cure if such alleged reason for Cause is reasonably capable of being cured;

(B) the Executive has materially breached the Company’s Code of Conduct or its anti-discrimination and harassment policies;

(C) the Executive has committed a crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;

(D) the Executive willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(E) the Executive materially breached this Agreement, including but not limited to the Confidentiality, Non-Competition and Non-Solicitation provisions of Section 8 below, or any other agreement regarding assignment of intellectual property rights with the Company;

(F) the Executive violated state or federal securities laws or regulations; or

(G) the Executive willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(ii) Disability. For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity (other than an absence from work on an approved maternity or paternity leave) which renders the Executive unable to perform the essential functions of his position, including his duties under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative, for at least one hundred eighty (180) days during any 365-consecutive-day period.

(iii) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, unless the Executive has provided specific written consent to such occurrence:

(A) material diminution in the Executive’s authority, duties or responsibilities;

(B) a material reduction in the Executive’s Base Salary;

(C) a change in the Executive’s Reporting Structure without the consent of the Executive;

(D) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than fifty (50) miles from the location at which the Executive performed his principal duties for the Company immediately prior to such change; or

(E) a material breach by the Company of this Agreement.

In addition, for purposes of this Agreement, “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

(iv) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth the Termination Date.

(v) Termination Date. For purposes of this Agreement, “Termination Date” means (i) in the case of the Executive’s Death, the Executive’s date of Death; (ii) if the Executive’s employment is terminated for Disability, the date of the Executive’s Disability; (iii) if the Executive terminates his employment, on the effective date of termination specified in the Notice of Termination, or such earlier date specified by the Company in response to such Notice; (iv) if the Executive’s employment is terminated for Cause, immediately, and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which will not be less than two weeks after the Notice of Termination.

(b) Termination and Compensation upon Termination.

(i) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause.

(A) If the Executive’s employment is terminated by the Company for Cause, then the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (1) Base Salary; (2) expenses incurred by the Executive on behalf of the Company in accordance with this Agreement; (3) vacation pay in accordance with the Company’s normal policies and practices; and (4) any bonus or incentive compensation with respect to the calendar year ended prior to the year in which the Termination Date occurs if that bonus or incentive compensation was earned but not paid (collectively, “Accrued Compensation”).

(B) In the event that the Company terminates the Executive’s employment without Cause as set forth in Section 7(b)(ii), but the Company determines subsequently that the Company had the right to terminate the Executive’s employment for Cause pursuant to this Section 7(b)(i), the Company may terminate the payment of all amounts to the Executive pursuant to Section 7(b)(ii) and the Executive shall return all previous payments made to him pursuant to Section 7(b)(ii) other than the Accrued Compensation.

(ii) Termination by the Company without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment without Cause, and the Executive may terminate his employment for Good Reason. If the Executive’s employment is terminated by the Company without Cause (excluding any termination due to the Executive’s death or Disability) or by the Executive for Good Reason in accordance with the Good Reason Process, then the Company shall pay the Executive the following:

(A) all Accrued Compensation; and

(B) a severance payment (“Severance”) in an amount equal to 50% of the Executive’s Base Salary as in effect immediately prior to the event giving rise to the Notice of Termination pursuant to which the Executive’s employment is being terminated, paid in accordance with the Company’s normal payroll procedures for a six (6) month period and subject to any deductions required by law.

The Company shall not be obligated to make the payments otherwise provided for in Section 7(b)(ii)(B) unless the Executive provides to the Company within 45 day of such termination, and does not revoke, a general release of claims in a form satisfactory to the Company. Further, the Company shall not be obligated to make the payments otherwise provided for in Section 7(b)(ii)(B) upon a good faith finding by the Company of a material breach by the Executive of the Confidentiality, Non-Competition or Non-Solicitation provisions of Section 8 of this Agreement or the provisions of any other agreement regarding assignment of intellectual property between the Executive and the Company and, in such event, the Executive shall return all previous payments made to him pursuant to Sections 7(b)(ii)(B).

(iii) Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. If the Executive’s employment with the Company is terminated because of his Disability, then the Company will pay the Executive all Accrued Compensation.

(iv) Death. The Company shall terminate the Executive’s employment because of the Executive’s death. If the Executive’s employment with the Company terminates because of the Executive’s death, then the Company will pay the Executive’s beneficiaries or heirs all Accrued Compensation.

(v) Resignation. The Executive may terminate this Agreement by resigning upon thirty (30) days’ prior written notice to the Company. If the Executive’s employment with the Company is terminated by the Executive’s resignation, then the Company will pay the Executive all Accrued Compensation earned through the Termination Date specified in the Notice of Termination.

(c) Notice of Termination Required. Any purported termination by the Company or by the Executive will be communicated by a written Notice of Termination to the other party. For purposes of this Agreement, no purported termination of employment will be effective without a Notice of Termination.

(d) Timing of Payment. The Accrued Compensation payable to the Executive as provided in Sections 7(b)(i) - (v) will be paid pursuant to applicable state law or within ten (10) business days after the Executive’s Termination Date, whichever period is shorter. Any other compensation provided for in Section 7(b) will be paid as set forth above.

(e) Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment other than as provided under Section 7(b)(ii)(C).

(f) Other. The Executive’s entitlement to any other compensation or benefits upon termination of Executive’s employment shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

8. Confidentiality, Non-Competition and Non-Solicitation

(a) Confidentiality. The Executive acknowledges that during his employment, he may have access to trade secrets and other oral or written information and materials that are confidential in nature and proprietary to the Company (collectively, “Confidential Information”). The Executive will not, at any time, whether during or after the term of employment, directly or indirectly, by any means or devices whatsoever, copy, retain, disclose, use, or permit the use of or access to any Confidential Information, except as may be required in the performance of the Executive’s duties for the Company. Upon termination the Executive’s employment, the Executive will immediately turn over to the Company all originals and copies of any Confidential Information, in his possession, custody or control. It is expressly agreed that the Executive’s obligation not to use or disclose the Confidential Information of the Company shall survive the termination of his employment until such time as the information becomes publicly known other than by virtue of a disclosure or other act of the Executive.

(b) Non-compete. The Executive shall not during the Executive’s employment and for a period of one year following the termination of the Executive’s employment (regardless of the circumstances and reasons for such termination) engage other than on behalf of the Company or Penn Foster in any Competitive Business anywhere in the United States. For purposes of this paragraph “Competitive Business” shall mean any line of business in which Penn Foster or its subsidiaries were actively engaged as of the Termination Date or which Penn Foster or its subsidiaries were (as of the Termination Date) actively considering entering. The Executive shall not be deemed to be engaged in a Competitive Business solely because he or she is employed or otherwise involved with a person or company which has a subsidiary, division, affiliate or unit (each, a “Unit”) engaged in a Competitive Business so long as the Executive does not provide services to or have responsibility regarding any Unit of such person or company that is engaged in a Competitive Business and does not allow or encourage the use of Confidential Information to aid a Unit engaged in a Competitive Business.

(c) Non-solicit. The Executive shall not, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment (regardless of the circumstances and reasons for such termination), directly or indirectly (i) offer employment to, hire or otherwise engage the services of any employee of the Penn Foster or any individual employed by Penn Foster or any of its subsidiaries within the twelve (12) months immediately preceding the termination of the Executive’s employment, or (ii) take any action that interferes in or results in the termination by an employee or franchisee of their employment, franchise or other business relationship with the Company.

(d) Remedies for breach of this Section. In the event of a breach or threatened breach by the Executive of any provision of this Section 8, the Executive acknowledges that it would be difficult to determine and measure the Company’s monetary damages. The Company shall therefore be entitled to obtain a restraining order, injunction and all other appropriate equitable remedies in addition to other applicable remedies provided by applicable law. The Company may institute such action, and the Executive hereby consents to the exercise of personal jurisdiction and venue, in any federal or state court in Boston, MA.

9. Successors and Assigns.

(a) Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

(b) Successor to the Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. All payments under this Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by national overnight courier service or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company with a copy to the General Counsel of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

11. Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries will be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

12. Section 409A Savings Clause. The Company and the Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Code Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Code Section 409A.

13. Amendments Must be in Writing. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.

14. No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. The Executive hereby irrevocably submits and acknowledges and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof (other than any agreement regarding assignment of intellectual property), including but not limited to any offer letter between the Company and the Executive. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

18. Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement effective as of the day and year first above written.

EXECUTIVE		THE PRINCETON REVIEW, INC.

By:	/s/ Frank F. Britt	By:	/a/ John M. Connolly
	Frank F. Britt		John M. Connolly
Chief Executive Officer